Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 (filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended) of our report dated March 27, 2019 (June 4, 2019 as to the effects of the reverse stock split described in the second paragraph in Note 2), relating to the consolidated financial statements of Personalis, Inc. and subsidiary, appearing in the Prospectus, which is a part of Registration Statement No. 333-231703 on Form S-1, as amended.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
June 19, 2019